SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15 (D) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (date of earliest event reported): June 30, 1997

                               THE AES CORPORATION
             (exact name of registrant as specified in its charter)

       DELAWARE                   333-15487                    54-1163725
     (State  of               (Commission File No.)           (IRS Employer
    Incorporation)                                         Identification No.)

                       1001 North 19th Street, Suite 2000
                            Arlington, Virginia 22209
          (Address of principal executive offices, including zip code)

               Registrant's telephone number, including area code:
                                 (703) 522-1315

                                 NOT APPLICABLE

          (Former Name or Former Address, if changed since last report)


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ITEM 2.  ACQUISITION OF DISPOSITION OF ASSETS

On June 30, 1997, AES acquired the international assets of Destec Energy, Inc. ("Destec"), a large independent energy producer with headquarters in Houston, Texas, at a total price to AES of approximately $436 million, which price is subject to adjustment to reflect net cash flow adjustments. NGC Corporation ("NGC"), working in conjunction with AES, was selected as the winning bidder in an auction for all of Destec at a total acquisition price of $1.27 billion. AES acquired the international assets of Destec immediately following NGC's acquisition of Destec. Destec's international assets acquired by AES include ownership interests in the following five electric generating plants (with ownership percentages in parentheses): (i) a 110 MW gas-fired combined cycle plant in Kingston, Canada (50 percent); (ii) a 405 MW gas-fired combined cycle plant in Terneuzen, Netherlands (50 percent); (iii) a 140 MW gas-fired simple cycle plant in Cornwall, England (100 percent); (iv) a 235 MW oil-fired simple cycle plant in Santo Domingo, Dominican Republic (99 percent); and (v) a 1,600 MW coal-fired plant ("Hazelwood") in Victoria, Australia (20 percent). Each of such plants is currently in operation, except for the plant in Terneuzen which is under construction. The acquisition by AES of Destec's international assets also includes Destec's non-U.S. developmental stage power projects, including projects in Taiwan, England, Germany, the Philippines, Australia and Colombia.

AES funded its acquisition of Destec through cash on hand and borrowings under its $425 million revolving credit facility (the "Revolver") provided by Morgan Guaranty First Company of New York and a syndicate of banks.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

a.   Financial statements of Businesses Acquired

     The   required   audited   financial   statements,   if  any,  of  Destec's
international assets will be filed on or prior to September 12, 1997.

b.   Unaudited Pro Forma Consolidated Financial Information

     The required pro forma financial information, if any, for Destec's international assets will be filed on or prior to September 12, 1997.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            THE AES CORPORATION
                                            -------------------
                                                (Registrant)

Date: July 14, 1997                          By /s/ Barry J. Sharp
                                              ---------------------------
                                               Barry J. Sharp
                                               Chief Financial Officer